As filed with the Securities and Exchange Commission on October 1, 2010

Registration No. 333-167414

Registration No. 333-159994

Registration No. 333-134904

Registration No. 333-126891

Registration No. 333-113444

Registration No. 333-50938

Registration No. 333-39762

Registration No. 333-57297

Registration No. 333-23165

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167414

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159994

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-134904

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-126891

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-113444

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-50938

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-39762

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-57297

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-23165

UNDER THE SECURITIES ACT OF 1933

CONTINENTAL AIRLINES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	74-2099724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 Smith Street, Dept. HQSEO

Houston, Texas 77002

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

CONTINENTAL AIRLINES, INC. INCENTIVE PLAN 2010

CONTINENTAL AIRLINES, INC. 2004 EMPLOYEE STOCK PURCHASE PLAN

CONTINENTAL AIRLINES, INC. INCENTIVE PLAN 2000

CONTINENTAL AIRLINES, INC. 2005 BROAD BASED EMPLOYEE STOCK OPTION PLAN

CONTINENTAL AIRLINES, INC. 2005 PILOT SUPPLEMENTAL OPTION PLAN

CONTINENTAL AIRLINES, INC. SUPPLEMENTAL SAVINGS PLAN FOR MANAGEMENT PILOTS

CONTINENTAL AIRLINES, INC. 1998 STOCK INCENTIVE PLAN

CONTINENTAL AIRLINES, INC. 1997 STOCK INCENTIVE PLAN

(Full Title of the Plans)

Thomas J. Sabatino, Jr.

Executive Vice President,

General Counsel and Secretary

Continental Airlines, Inc.

1600 Smith Street, Dept. HQSEO

Houston, Texas 77002

(713) 324-5000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post Effective Amendment”) relates to the following Registration Statements of Continental Airlines, Inc., a Delaware corporation (“Continental”) on Form S-8 (the “Registration Statements”):

•

Registration Statement No. 333-167414, registering 3,750,000 shares of Continental’s Class B Common Stock, par value $0.01 per share (“Common Stock”), for issuance under the Continental Airlines, Inc. Incentive Plan 2010;

•	Registration Statement No. 333-159994, registering 3,500,000 shares of Common Stock for issuance under the Continental Airlines, Inc. 2004 Employee Stock Purchase Plan;

•

Registration Statement No. 333-134904, registering 1,500,000 shares of Common Stock and Series A Junior Participating Preferred Stock purchase rights for issuance under the Continental Airlines, Inc. Incentive Plan 2000;

•

Registration Statement No. 333-126891, registering 6,670,000 shares of Common Stock and Series A Junior Participating Preferred Stock purchase rights for issuance under the Continental Airlines, Inc. 2005 Broad Based Employee Stock Option Plan;

•

Registration Statement No. 333-126891, registering 3,330,000 shares of Common Stock and Series A Junior Participating Preferred Stock purchase rights for issuance under the Continental Airlines, Inc. 2005 Pilot Supplemental Option Plan;

•

Registration Statement No. 333-113444, registering 3,000,000 shares of Common Stock and Series A Junior Participating Preferred Stock purchase rights for issuance under the Continental Airlines, Inc. 2004 Employee Stock Purchase Plan;

•	Registration Statement No. 333-50938, registering $6,000,000 of Supplemental Benefit Obligations under the Continental Airlines, Inc. Supplemental Savings Plan for Management Pilots;

•

Registration Statement No. 333-39762, registering 3,000,000 shares of Common Stock and Series A Junior Participating Preferred Stock purchase rights for issuance under the Continental Airlines, Inc. Incentive Plan 2000;

•	Registration Statement No. 333-57297, registering 5,500,000 shares of Common Stock for issuance under the Continental Airlines, Inc. 1998 Stock Incentive Plan; and

•	Registration Statement No. 333-23165, registering 2,000,000 shares of Common Stock for issuance under the Continental Airlines, Inc. 1997 Stock Incentive Plan.

On May 2, 2010, Continental entered into an Agreement and Plan of Merger (the “Merger Agreement”) with UAL Corporation, a Delaware corporation (“UAL”), and JT Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of UAL. Pursuant to the Merger Agreement, Merger Sub merged with and into Continental (the “Merger”), with Continental continuing as the surviving corporation and as a wholly owned subsidiary of UAL. Upon completion of the Merger, each outstanding share of Common Stock was converted into the right to receive 1.05 shares of UAL common stock, par value $0.01 per share.

As a result of the Merger, Continental has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, by means of this Post-Effective Amendment, Continental hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by Continental in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 1st day of October, 2010.

CONTINENTAL AIRLINES, INC.

By:	/s/ Zane C. Rowe
Name:	Zane C. Rowe
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons on October 1, 2010.

SIGNATURE	TITLE

/s/ Jeffery A. Smisek Jeffery A. Smisek	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Zane C. Rowe Zane C. Rowe	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Chris T. Kenny Chris T. Kenny	Vice President and Controller (Principal Accounting Officer)

/s/ Peter D. McDonald Peter D. McDonald	Director

/s/ James Compton James Compton	Director

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